UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2022

Invesco Real Estate Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-254931	83-2188696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Ross Avenue

Suite 3400

Dallas, Texas 75201

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 715-7400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01	Other Events.

On February 28, 2022, Roseland Residences Investors, LLC (the “Buyer”), a Delaware limited liability company and an indirect subsidiary of Invesco Real Estate Income Trust Inc. (the “Company”), entered into a Real Estate Sale Agreement (the “Purchase Agreement”) with Roseland Owner LLC, a Delaware limited liability company (the “Seller”). The Company indirectly owns a 95% interest in the Buyer. Invesco Ltd. is the Company’s sponsor (the “Sponsor”) and Invesco Advisers, Inc. is the Company’s adviser (the “Adviser”). The Seller is not affiliated with the Company, the Sponsor, the Adviser or any of their affiliates.

Under the terms of the Purchase Agreement, the Buyer has agreed to purchase an apartment property located in Roseland, New Jersey (the “Property”) for a gross purchase price of $160.5 million, exclusive of closing costs. The Property is comprised of 30 two-story buildings, with 384,480 square feet of net rentable area, containing 360 units and 777 parking spaces.

The closing of the acquisition of the Property is subject to certain conditions, including, but not limited to the satisfaction of various closing conditions contained in the Purchase Agreement and the delivery of the required documents at closing. There is no assurance that the Buyer will close the acquisition of the Property on the terms described above or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Real Estate Income Trust Inc.

By:	/s/ R. Lee Phegley, Jr.
R. Lee Phegley, Jr.
Chief Financial Officer

Date: March 1, 2022